ESM Management LLC

Code Of Ethics

I. Introduction and Overview

In our efforts to ensure that ESM Management LLC ("ESM") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that ESM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. ESM's Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

ESM is a fee-only firm. We believe the best interest of our clients requires the removal of any conflict of interest. Not accepting any commission from outside sources makes us distinct from many advisors described as "fee-based" (fees plus commission) or "fees and commissions" (often meaning a fee for the plan and commissions for the implementation). The only compensation we receive is paid directly to us from our clients. We have no allegiance to any company, product or service and will only make the recommendations we believe are best for you, our client.

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of ESM have a fiduciary duty to place the interests of the clients ahead of their own interests. The Code applies to all Access Persons and focuses principally on monitoring and reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients.

ESM holds to the following principles:

•We are fiduciaries. Our duty is at all times to place the interests of our clients first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the clients. An Access Person may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client. For example, an Access Person would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

1	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

•All clients are treated on an equal footing with respect to investment decisions, regardless of each client's fee arrangement with ESM. In order to ensure fairness and impartiality with respect to scarce investment opportunities, ESM will adhere to an investment allocation policy described in the internal ESM document "Client Account Allocation Protocol," which is incorporated by reference into this Code of Ethics.

•All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility.

•Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

•The principle that independence in the investment decision-making process is paramount.

II. Standards of Business Conduct

All Access Persons must comply with all applicable federal and state securities laws. Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•To defraud such client in any manner.

•To mislead such client, including by making a statement that omits material facts.

•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a client.

•To engage in any manipulative practice with respect to such client.

•To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, ESM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Access Persons should try to avoid any situation that has even the appearance of conflict or impropriety.

2	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

Gifts and Entertainment

A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Gifts

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer.

Cash

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Entertainment

No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised person may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Confidentiality

Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the clients except to persons whose responsibilities require knowledge of the information.

3	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.

III. Personal Securities Transactions
Prohibited Transactions

Initial Public Offerings (Investment Personnel only). Any purchase of Securities by Investment Personnel in an initial public offering (other than a new offering of a registered open-end investment company) is prohibited. However, if authorized, the Compliance Officer may maintain a record of the reasons for such authorization.

Always Prohibited Securities Transactions

The following Securities Transactions are prohibited and will not be authorized under any circumstances:

•Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

•Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

•Others. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

Private Placements (Investment Personnel only)

Acquisition of Beneficial Interests in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Officer (or a designee) may give permission only after considering, among other facts, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. If a private placement transaction is permitted, the Compliance Officer may maintain a record of the reasons for such approval.

4	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

Mutual Fund Advised or Sub-Advised by ESM (all employees)

Acquisition of Beneficial Interests or shares in a mutual fund advised or sub-advised by ESM is not discouraged. However, prior approval of both purchases and sales of such interests or shares must be obtained by the Compliance Officer (or a designee). The Compliance Officer may give permission only after considering the timing of any purchase or sale decision to make sure that it could not reasonably be expected to harm other investors in the mutual fund. If a transaction in such mutual fund is authorized, the Compliance Officer will maintain a record of the considerations involved in such authorization.

Exemptions

The following Securities Transactions are exempt from restrictions:

•Mutual Funds. Securities issued by any registered open-end investment companies, which is not advised or sub-advised by ESM.

•No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed).

•Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

•Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

•Miscellaneous. Any transaction in the following: (a) bankers' acceptances, (b) bank certificates of deposit, (c) commercial paper, (d) high quality short-term

5	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

debt, including repurchase agreements, (e) Securities that are direct obligations of the U.S. Government, and (f) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

IV. Reporting Requirements

Any person who becomes an Access Person of ESM must submit within 10 days of becoming an Access Person Personal Securities Holdings and Accounts Disclosure Form to the Compliance Officer for all Securities accounts and securities (open-end mutual funds not advised or sub-advised by ESM, bank certificates of deposit, and US Government bonds are exempt from reporting) that he or she holds in such accounts in which that Access Person (or Immediate Family member) has Beneficial Interest. Every Access Person who establishes a Securities account (that may invest in stocks or bonds) during the quarter in which that Access Person (or Immediate Family member) has Beneficial Interest must submit a Personal Securities and Accounts Disclosure report to the Compliance Officer. This report must be submitted to the Compliance Officer within 30 days after the completion of each calendar quarter. Any Personal Securities and Accounts Disclosure report must be current as of a date no more than 45 days before the date that the report is submitted.

Annual Reporting Requirements

Every Access Person must submit annually a Personal Securities Holdings and Accounts Disclosure Form (mutual funds, bank certificates of deposit, and US Government bonds do not need to be reported) in which that Access Person (or Immediate Family member) has Beneficial Interest. The information in the statement must be current as of a date no more than 45 days before the statement is submitted. The Form should be submitted to the Compliance Officer by January 31 following the end of the calendar year.

Quarterly Reporting Requirements

Every Access Person and members of his or her Immediate Family must arrange for the Compliance Officer to receive a Personal Investment Compliance Form. All copies must be received no later than 30 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

6	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

•The date of the transaction.

•The title (and interest rate and maturity date, if applicable).

•The number of shares and principal amount.

•The nature of the transaction (e.g., purchase, sale).

•The price of the Security.

•The name of the broker, dealer or bank through which the trade was affected.

Exempted from this report are all investments held or managed by ESM.

Exemptions, Disclaimers and Availability of Reports

A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers' acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds; and (8) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or nonexistent.

Disclaimers

Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

Availability of Reports

All information supplied pursuant to this Code may be made available for inspection to the Board of Directors of ESM, the Compliance Officer, any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which ESM is a member, any state securities commission, and any attorney or agent of the foregoing.

7	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

V. Other Outside Activities
General

Access Persons are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer.

Fiduciary Appointments

Approval must be obtained from the Chief Compliance Officer before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Creditors Committees

Access Persons are prohibited from serving on a creditors committee except as approved by the firm as part of the person's employment duties.

Disclosure

Access Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

VI. Chief Compliance Officer

ESM has appointed Eric S. Meyer as its Chief Compliance Officer ("CCO"). All references to the Chief Compliance Officer or CCO in the Compliance Manual or elsewhere refer to Eric S. Meyer. Training and education regarding the Code of Ethics will occur periodically, but at least annually. All Access Persons are required to attend any training sessions or read any applicable materials.

8	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

VII. Compliance with this Code of Ethics
Chief Compliance Officer Review

The CCO is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the President of ESM and to the Chief Investment Officer ("CIO"). The President of ESM, together with the CCO and CIO, are responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of ESM no less frequently than each regular quarterly meeting.

Annual Reports

The CCO should review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and should report to the Board of Directors of ESM:

•Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year.

•Identifying any violation requiring significant remedial action during the past year.

•Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Sanctions

If the CCO, CIO, and the President of ESM determine that an Access Person has committed a violation of the Code following a report of the CCO, the President of ESM may impose sanctions and take other actions as he deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause.

Sole Authority

Subject to review by the Board of Directors, the President of ESM has sole authority to determine the remedy for any violation of the Code.

9	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com

ESM Management LLC

Review

Whenever the CCO, CIO, and the President of ESM determine that an Access Person has committed a violation of this Code that merits remedial action, they may report no less frequently than quarterly to the Board of Directors of ESM, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of ESM may modify such sanctions as it deems appropriate. The Board of Directors of ESM shall have access to all information considered by the CCO, the CIO, and the President of ESM in relation to the case. The CCO may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board.

Notification

For material violations of the Code by an Access Person involving a client, the President of ESM shall inform the board of directors of such violation in a timely manner.

Exceptions to the Code

Although exceptions to the Code may rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case by case basis if the CCO finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Directors of ESM after the exception is granted.

Compliance Certification

Each current Access Person and each newly-hired Access Person shall certify that he or she has received, read and understands the Code by executing the Certification of Compliance with the Code of Ethics form. In addition, annually all Access Persons may be required to re-certify that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

Inquiries Regarding the Code

The CCO should answer any questions about the Code or any other compliance-related matters.

10	Phone: 617-630-9501, Fax: 617-231-0630 Main Office: 100 Westchester Road, Newton, MA 02458 Email: esmeyer@esminvestors.com Web: http://esminvestors.com